Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-150217) of PowerShares DB Commodity Index Tracking Fund and Subsidiary of our reports dated February 23, 2009, with respect to the consolidated statements of financial condition, including the consolidated schedules of investments of PowerShares DB Commodity Index Tracking Fund and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income and expenses, changes in shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2008, and the period from January 31, 2006 (commencement of investment operations) to December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of PowerShares DB Commodity Index Tracking Fund and Subsidiary.

/s/ KPMG LLP

New York, New York

February 23, 2009